Exhibit 23.2

Consent of Independent Auditors

We consent to the incorporation by reference in this Registration Statement on Form S-3 of Chicken Soup for the Soul Entertainment, Inc. of our report dated May 21, 2021, relating to the financial statements of Sonar Entertainment, Inc. as of December 31, 2020 and 2019, and for the years then ended (which report expresses an unmodified opinion and includes an emphasis-of-matter paragraph relating to going concern), and to the reference to our firm under the heading “Experts” in the prospectus, which is part of this Registration Statement.

/s/ Moss Adams LLP

Los Angeles, California

June 11, 2021